PRESS
RELEASE

ASPEN APPOINTS EMIL ISSAVI TO LEAD ITS REINSURANCE BUSINESS

Hamilton, Bermuda – August 7, 2018 – Aspen Insurance Holdings Limited (“Aspen” or the “Company”) (NYSE:AHL) announced today that Emil Issavi, President and Chief Underwriting Officer of Aspen Re, has been appointed to lead its reinsurance business with immediate effect.

Mr. Issavi succeeds Thomas Lillelund who is leaving Aspen to take a senior leadership position with a global P&C insurance company. Mr. Lillelund is expected to remain with Aspen for a period of time to ensure a smooth transition.

Chris O’Kane, Aspen’s Group Chief Executive Officer, said: “We are delighted to name Emil as our new leader for Aspen Re. His appointment recognizes the deep knowledge and insights that he brings to the role with over 20 years in the reinsurance business, including 12 years at Aspen. As a highly-respected leader, Emil’s appointment will provide continuity and is testament to the significant strength-in-depth that we have across our leadership team at Aspen.

“I would like to express my sincere gratitude to Thomas Lillelund for his significant contribution to Aspen Re over the last 10 years, most recently as Chief Executive Officer of Aspen Re and before that as Managing Director of our Asia Pacific business. We wish him every success in the future.”

Emil Issavi commented: “I am honored to have been appointed to lead Aspen Re. The business is a highly respected player in our chosen markets, we have an outstanding team of people and we are well positioned to sustain the long-standing success of the business moving forward.”

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Notes to Editors:

About Emil Issavi
Emil has served as Chief Underwriting Officer of Aspen Re, Aspen's reinsurance business, since August 2012 and as President of Aspen Re since September 2014. Emil joined Aspen in 2006 as the head of casualty treaty at Aspen Re America before becoming the head of casualty reinsurance in 2008. He was previously at Swiss Re America where he was the senior treaty account executive responsible for various global and national property casualty clients. Emil began his career at Gen Re as a casualty facultative underwriter.

About Aspen Insurance Holdings Limited
Aspen provides reinsurance and insurance coverage to clients in various domestic and global markets through wholly-owned subsidiaries and offices in Australia, Bermuda, Canada, Ireland, Singapore, Switzerland, the United Arab Emirates, the United Kingdom and the United States. For the year ended December 31, 2017, Aspen reported $12.9 billion in total assets, $6.7 billion in gross reserves, $2.9 billion in total shareholders’ equity and $3.4 billion in gross written premiums. Its operating subsidiaries have been assigned a rating of “A” by Standard & Poor’s Financial Services LLC, an “A” (“Excellent”) by A.M. Best Company Inc. and an “A2” by Moody’s Investors Service, Inc.

For more information about Aspen, please visit www.aspen.co.

For further information:

Investors
Mark Jones, Senior Vice President, Investor Relations, Aspen
mark.p.jones@aspen.co
+1 (646) 289 4945
Media
Steve Colton, Head of Group Communications, Aspen
Steve.colton@aspen.co
+44 20 7184 8337

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